Exhibit 10.01

STRATIM CLOUD ACQUISITION CORP.

100 West Liberty Street, Suite 100

Reno, Nevada 89501

February 14, 2023

Mr. Jacob Startz, President and CEO
Mr. Dustin Nesloney, COO

Force Pressure Control, LLC

Dear Gentlemen,

This letter agreement (the “Letter Agreement”) sets forth our intentions with respect to the principal terms and conditions of the proposed transaction between and among Stratim Cloud Acquisition Corp., a Delaware corporation (“SCAC”), each of the individuals listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”) and Force Pressure Control, LLC, a Texas limited liability company (the “Company”). Each of the Sellers, SCAC, and the Company are collectively referred to as the “Parties” and individually as a “Party”.

This Letter Agreement is intended to create a binding agreement and shall be the legally binding and enforceable obligation of the Parties with respect to the following:

1.	Transaction; Definitive Agreements.

a.	The Parties have engaged in negotiations and reached agreement in principle to enter into a definitive securities purchase agreement (the “Securities Purchase Agreement”, and together with the other ancillary agreements referred to herein or therein, the “Definitive Agreements”) pursuant to which SCAC will acquire 100% of the outstanding equity interests of the Company from the Sellers in exchange for the consideration described below (the “Transaction”).

b.	The terms and conditions set forth herein set forth the agreement of the Parties in principal with respect to the Transaction, and will form the basis of the Definitive Agreements. The Securities Purchase Agreement will contain the substantially the same terms as set forth in this Letter and Agreement and in Exhibit A hereto, as well as any other terms and conditions mutually agreed among the Parties.

c.	The Parties shall cooperate with each other and negotiate in good faith in order to complete negotiations and execute the Definitive Agreements as quickly as reasonably possible, with the intention of executing the Securities Purchase Agreement on or prior to February 26, 2023.

d.	Until the Securities Purchase Agreement is executed, the Parties agree that the provisions of this Letter Agreement shall govern their relationship. Upon execution and delivery of the Securities Purchase Agreement, this Letter Agreement shall be superseded thereby and the rights and obligations of the Parties with respect to the Transaction shall thereafter be governed by the Securities Purchase Agreement and the other Definitive Agreements.

2.	Transaction Consideration. Upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, at the closing of the Transaction (the “Closing”) SCAC would purchase and take assignment and delivery from Sellers, all of Sellers’ right, title and interest in and to 100% of the equity interest (including any securities convertible or exchangeable into equity interests), free and clear of all liens and encumbrances, for the consideration set forth in Exhibit A.

3.	Conditions. Execution and delivery of the Securities Purchase Agreement and the other Definitive Agreements is subject the following conditions:

a.	Conditions to Obligations of SCAC. The obligations of SCAC to execute and deliver the Securities Purchase Agreement and the other Definitive Agreements is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by SCAC:

i.	completion of SCAC’s business, financial, legal, and accounting due diligence review of the Company in its reasonable discretion;

ii.	approval of the Definitive Agreements and the Transaction by the Board of Directors of SCAC (in its sole discretion);

iii.	there shall have been no event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company and the Sellers to consummate the Transaction;

iv.	the simultaneous execution and delivery of the Securities Purchase Agreement by each of the Sellers and the Company; and

v.	other reasonable conditions (if any) as mutually agreed between SCAC and the Company (on behalf of itself and each of the Sellers).

b.	Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to execute and deliver the Securities Purchase Agreement and the other Definitive Agreements is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company (on behalf of itself and each of the Sellers):

i.	approval of the Definitive Agreements and the Transaction by the Board of Managers of the Company (in its sole discretion);

ii.	there shall have been no event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of SCAC or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the SCAC to consummate the Transaction;

iii.	the simultaneous execution and delivery of the Securities Purchase Agreement by SCAC; and

iv.	other reasonable conditions (if any) as mutually agreed between SCAC and the Company (on behalf of itself and each of the Sellers).

4.	Exclusivity.

a.	Each of the Sellers, the Company and SCAC agree that the period from the date hereof until the earlier of (a) termination of this Letter Agreement in accordance with its terms and (b) execution and delivery of the Securities Purchase agreement by each of the Parties is referred to herein as the “Exclusivity Period”.

b.	During the Exclusivity Period, each of the Sellers and the Company, on the one hand, and SCAC, on the other hand, will not, and will direct their respective Representatives (as defined below) acting on their respective behalf not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from, in the case of the Sellers or the Company, a Competing Buyer (as defined below), or in the case of SCAC, any third party, relating to a Competing Transaction (as defined below), (ii) participate in any discussions or negotiations with a Competing Buyer, in the case of the Sellers or the Company, or in the case of SCAC, any third party, regarding, or furnish or make available to such Competing Buyer or third party, as applicable, any information with respect to, a Competing Transaction, other than to make such Competing Buyer or third party, as applicable, aware of the provisions of this paragraph or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with a Competing Buyer, in the case of the Sellers or the Company, or in the case of SCAC, any third party, relating to a Competing Transaction.

c.	In addition, each of the Sellers and the Company, on the one hand, and SCAC on the other hand, will, and will cause its respective Representatives to, (i) terminate immediately after execution hereof any discussions and/or negotiations with a Competing Buyer in the case of the Sellers or the Company, or in the case of SCAC, any third party, relating to a Competing Transaction, and (ii) promptly advise the other Party of any inquiry or proposal regarding a Competing Transaction it may receive, including the identity of the party making such proposal and the material terms of the inquiry or proposal. The term “person” will include, without limitation, any corporation, company, group, entity, trust, limited liability company, partnership or individual.

d.	“Representatives” means each Party’s subsidiaries (if any) and each Party’s and its subsidiaries’ respective directors, officers, employees, advisors (including, without limitation, financial advisors, attorneys, accountants and consultants), agents and other representatives.

e.	A “Competing Transaction” means (a) with respect to the Sellers or the Company, any (i) issuance, sale or transfer to or investment by a Competing Buyer in any newly issued or currently outstanding equity interest in the Company, (ii) sale or transfer of the assets of the Company and its subsidiaries to a Competing Buyer, or (iii) merger or business combination between the Company or any of its subsidiaries, on the one hand, and a Competing Buyer, on the other hand and (b) with respect to SCAC, any “initial business combination” under SCAC’s initial IPO prospectus with any third party (other than with the Company or its affiliates).

f.	A “Competing Buyer” means any company, private equity firm, individual or special-purpose vehicle (other than SCAC or any of SCAC’s subsidiaries).

5.	Trust Account Waiver. Each of the Sellers and the Company acknowledge that SCAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Sellers and the Company further acknowledge that, as described in the prospectus dated March 11, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SCAC assets consist of the cash proceeds of SCAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of SCAC, certain of its public stockholders and the underwriters of SCAC’s initial public offering (the “Trust Account”). Each of the Sellers and the Company acknowledge that it has been advised by SCAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SCAC to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SCAC completes the transactions which constitute a business combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if SCAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the trust agreement, to SCAC in limited amounts to permit SCAC to pay the costs and expenses of its liquidation and dissolution, and then to SCAC’s public stockholders; and (iii) if SCAC holds a stockholder vote to amend SCAC’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of SCAC common stock if SCAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SCAC common stock properly tendered in connection with such vote. For and in consideration of SCAC entering into this Letter Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Sellers and the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Letter Agreement and any negotiations, contracts or agreements with SCAC.

6.	Termination. This Letter Agreement may be terminated and the transactions contemplated hereby abandoned: (i) by written consent of the Company (on behalf of itself and each of the Sellers) and SCAC; (ii) by the Company (on behalf of itself and each of the Sellers) or SCAC if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order which has become final and nonappealable and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction; (iii) if the Securities Purchase Agreement is not executed and delivered on or prior to March 14, 2023.

7.	Expenses. Each Party will be responsible for and pay its own costs, fees and expenses in connection with the preparation, review, negotiation and implementation of this Letter Agreement, the Definitive Agreements and the Closing unless otherwise agreed between the Parties in writing.

8.	No Public Announcement. This Letter Agreement and the Transaction contemplated herein shall not be the subject of a press release or other public announcement unless and until the consent and timing of the same shall be approved by SCAC and the Company (on behalf of itself and the Sellers), in writing, or as otherwise required by law.

9.	Governing Law. This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Letter Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Letter Agreement shall become effective when each party hereto shall have received one or more counterparts hereof signed by each of the other parties hereto and unless and until such receipt, this Letter Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.	Amendments. This Letter Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Letter Agreement and which makes reference to this Letter Agreement.

12.	Jurisdiction; Waiver of Jury Trial. Any proceeding or action based upon, arising out of or related to this Letter Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or action arising out of or relating to this Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.	Enforcement. Each of the Parties agrees that irreparable damage could occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to specific enforcement of the terms and provisions of this Letter Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Letter Agreement, no Party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

14.	Acceptance. If this Letter Agreement accurately sets forth your understanding of the proposed transaction with respect to the matters discussed above, please so indicate by executing a copy of this Letter Agreement below and returning the executed copy to the undersigned. If we have not received executed counterparts of this Letter Agreement by each Seller and the Company on or before February 14, 2023 at 5:00 PM PST, this Letter Agreement shall terminate automatically and be of no further force and effect.

[signature page follows]

IN WITNESS WHEREOF the Parties have hereunto caused this Letter Agreement to be duly executed as of the date first above written.

STRATIM CLOUD ACQUISITION CORP.

By:	/s/ Sreekanth Ravi
	Name:	Sreekanth Ravi
	Title:	Chief Executive Officer

FORCE PRESSURE CONTROL, LLC

By:	/s/ Jacob Allen Startz
	Name:	Jacob Allen Startz
	Title:	Chief Executive Officer

SELLERS

By:	/s/ Jacob Allen Startz
	Name:	Jacob Allen Startz

By:	/s/ Dustin Wayne Nesloney
	Name:	Dustin Wayne Nesloney

By:	/s/ Harvey Herman Mueller
	Name:	Harvey Herman Mueller

By:	/s/ Harrison Elliott Daniel
	Name:	Harrison Elliott Daniel

By:	/s/ Wesley Ryan Mangan
	Name:	Wesley Ryan Mangan

By:	/s/ Darin Wayne Nesloney
	Name:	Darin Wayne Nesloney

EXHIBIT A

Term Sheet

Transaction Structure

The Company and SCAC will enter into a definitive securities purchase agreement (the “Securities Purchase Agreement”, and together with the other ancillary agreements referred to herein or therein, the “Definitive Agreements”) pursuant to which SCAC will acquire 100% of the outstanding equity interests of the Company from the Sellers in exchange for the consideration described below (the “Transaction”).

At the closing of the Transaction (the “Closing”), SCAC will change its name to use the Company’s name (or such other name as determined by the Company). The post-Closing combined entity is referred to as the “Public Company”.

Valuation; Sources and Uses

Upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, at the Closing, SCAC would purchase and take assignment and delivery from Sellers, all of Sellers’ right, title and interest in and to 100% of the equity interest (including any securities convertible or exchangeable into equity interests), free and clear of all liens and encumbrances, for the following consideration (the “Transaction Consideration”):

1.    Twelve (12) million shares of SCAC common stock to be delivered at Closing;

2.   At the option of each of the Sellers, such Seller’s proportionate share of either (a) $120 million in cash, or (b) senior secured notes with an aggregate principal amount of $120 million (the “Notes”), issued at the Closing. The Notes would have a maturity date of two years, can be prepaid by the Company without penalty at any time, and bear interest at a rate of 15% annually, with 5% payable in cash and 10% PIK. Interest would be payable biannually in arrears; and

3.   If the Public Company exceeds a 2023 EBITDA target of $60 million (“Minimum EBITDA Target”), the Public Company will make a one-time issuance of 200,000 shares of common stock for each $1 million of EBITDA (rounded down to the nearest $1 million) in excess of the Minimum EBITDA Target, up to a maximum of 3 million earnout shares. The stock will be subject to repurchase by the Public Company for $12.50 per share, $37.5 million in cash, payable within 30 days following the vesting date, or via cashless settlement of shares in the event the share price exceeds $14.00 per share.

In addition to the above, prior to the Closing, Sellers shall be permitted to distribute excess cash of the Company above that required to meet the ordinary working capital needs of the Company, minus all indebtedness, shareholder advances, or other shareholder-related obligations of the Company.

Audited Financial Statements

The Transaction Consideration and Closing are contingent upon the release of unqualified PCAOB audited financials for the 2020, 2021 and 2022 fiscal years, with the 2022 financials substantially in agreement with the 2022 financial results and 2023 Operating Plan shared with SCAC in the Company’s presentation dated January 12, 2023 which provides for:

A.   Fiscal Year 2021 revenues of approximately $85 million and EBITDA of approximately $27 million.

B.   Fiscal year 2022 revenues of approximately $159 million and EBITDA (excluding stock-based compensation and other ordinary adjustments) of approximately $60 million.

C.  Fiscal year 2023 forecasted revenues of at least $175 million and EBITDA, prior to anticipated additional public company readiness expenses, of at least $75 million.

D.   Fiscal year 2023 forecasted operating cash flow in excess of $50 million.

Other Conditions	The Securities Purchase Agreement will be subject to standard conditions including: (a) delivery of satisfactory audited financial statements that reflect performance in line with the results presented thus far, (b) an “MAE” bring-down call on the representations and warranties, (c) material compliance with all pre-closing covenants, (d) a customary “no MAE” closing condition, (d) no law or governmental order preventing the Closing, (e) receipt of governmental consents (or expiration or termination of the applicable waiting periods) and (f) the requisite consents of the SCAC shareholders.
Financial Statements	The Company will use its reasonable best efforts to provide all necessary financial statement information for use in SCAC’s proxy statement on Schedule 14A in connection with the Transactions, including at least two years of financial statements audited under PCAOB standards and interim financial statement, in each case compliant with SEC requirements, as soon as practicable.
Lock-Up	The shares of SCAC common stock issued to the Sellers will be subject to lock-up for a period of 180 days (which will be released earlier upon any circumstances that trigger an early release of the lock-up on shares held by the Sponsor). Any common stock of the Public Company held by the Sponsor or any of its affiliates will be subject to a lock-up that is at least as long as the Sellers’ lock-up period.

Registration Rights	The Sellers and Stratim Cloud Acquisition, LLC (the “Sponsor”) will be entitled to customary registration rights, including customary demand, piggyback and shelf registration rights, with respect to the SCAC common stock issued to the Sellers. The Public Company will use commercially reasonable efforts to file within 30 days of the Closing a resale registration statement on Form S-1 to facilitate the sale of all such shares.
Sponsor Matters	The Sponsor, its affiliates and certain stockholders of SCAC will enter into a support agreement, agreeing to (i) vote in favor of the Transaction, (ii) lockup their shares of SCAC, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of SCAC Class B common stock.
Management and Governance

The Public Company will have a single class share structure with a classified Board.

SCAC agrees to work collaboratively with the Company to determine the optimal number and mix of professional capabilities and backgrounds to be added to the board of directors of the Public Company (the “Board”). Following Closing, the Parties anticipate a Board consisting of 7 members, including three from the Company, which includes the CEO, who would also be the CEO of the Public Company, two who would be independent directors mutually acceptable to the Company and SCAC, and two who would appointed by SCAC.

Equity Incentive Plans

The Public Company will put in place a new management equity incentive plan that reflects the size and structure of a plan typical of a private equity owned business, consisting of:

Initial Pool: Management will put in place an equity incentive plan at closing equal to 5.0% of the Public Company’s outstanding shares at closing. The initial grants will vest, with the amount and participation to be determined by the Board, as follows (with typical acceleration for change of control and other standard conditions for grants of this type):

●     Time Vesting: 50% of the shares will vest ratably over a 4-year time period

●    Performance Vesting: 50% of the shares will vest in accordance with performance benchmarks established by the Board in coordination with management. These will include growth targets and EBITDA targets beginning in 2023.

Traditional Public Company Compensation: In addition to this initial grant of equity, the Company will work to put in place a compensation structure, including salary, bonus and a long-term equity incentive plan consistent with companies of comparable size and growth profiles.

Fees and Expenses	The Sellers and the Company (and their respective affiliates), on the one hand, and SCAC, on the other hand, will each be responsible for and pay its own expenses incurred in connection with the Transaction; provided however, that if the Transaction is consummated, all transaction fees and expenses of the Company will be paid by the Public Company at the Closing without reduction to the Transaction Consideration; provided that such expenses shall not be included in the calculation of 2023 EBITDA for purposes of determining the Minimum EBITDA Target.
Governing Law	The Definitive Agreement will be governed by Delaware law.